Exhibit 10.2

Summary Description of Woodward Variable Incentive Plan

Woodward, Inc. and its wholly owned subsidiaries (the “Company”) has an annual short-term incentive compensation plan, which is provided to most employees of the Company, including but not limited to all Officers, through the Woodward Variable Incentive Plan (the “WVIP”).  The WVIP is designed to be competitive with compensation offerings in our peer comparator group and to align compensation with financial and operational performance drivers that are intended to benefit stockholders.  Specific performance measures under the WVIP may differ for various business or corporate groups and may include but are not limited to the following categories as determined, from time to time, by the Compensation Committee of the Board of Directors:

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Financial performance metrics, such as cash flow, earnings, revenues, return on invested capital, and total shareholder return, and in each case, as such metrics may be adjusted by the Compensation Committee;

•	Product and operating performance metrics, such as the quality, design, creation, introduction, manufacture or delivery of products.

The Compensation Committee has discretion to predetermine and/or modify the performance measures and threshold, target and maximum amounts payable under the Plan.  WVIP financial and product and operating performance metrics are generally measured with respect to the full fiscal year actual performance and are subject to approval by the Compensation Committee prior to payout for such fiscal year.